Exhibit 21













                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------


To the Board of Directors of
Phoenix Leasing Associates III, Inc.:

We have audited the accompanying consolidated balance sheets of Phoenix Leasing Associates III, Inc. (a Nevada corporation) and Subsidiary as of June 30, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates III, Inc. and Subsidiary as of June 30, 1998 and 1997, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

San Francisco, California
  September 9, 1998

               PHOENIX LEASING ASSOCIATES III, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                 June 30,
                                                                           1998           1997
                                                                           ----           ----

Cash and cash equivalents ...........................................  $       546   $       870
Deferred organizational and syndication costs, net of amortization of
   $259,200 and $172,800 at June 30, 1998 and 1997, respectively ....      612,497       698,898
Due from Phoenix Leasing American Business Fund, L.P. ...............      212,578       171,423
Investment in American Business Fund, L.P. ..........................       44,302        20,493
                                                                       -----------   -----------
         Total Assets ...............................................  $   869,923   $   891,684
                                                                       ===========   ===========


                      LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:

   Accounts payable and accrued expenses ............................  $       730   $     4,798
   Due to PLI .......................................................      319,335       431,535
                                                                       -----------   -----------
         Total Liabilities ..........................................      320,065       436,333
                                                                       -----------   -----------

Minority Interest in Consolidated Subsidiary ........................       26,881        78,139
                                                                       -----------   -----------


Shareholder's Equity:

   Common Stock, without par value, 100 shares
     authorized and outstanding .....................................    1,562,343     1,562,343
   Retained earnings ................................................      522,877       377,112
   Less:
     Note receivable from PLI .......................................   (1,562,243)   (1,562,243)
                                                                       -----------   -----------

         Total Shareholder's Equity .................................      522,977       377,212
                                                                       -----------   -----------

         Total Liabilities and Shareholder's Equity .................  $   869,923   $   891,684
                                                                       ===========   ===========

      The accompaning notes are an integral part of these balance sheets.

               PHOENIX LEASING ASSOCIATES III, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                                  June 30, 1998


Note 1.  Organization:

         Phoenix Leasing Associates III, Inc. (the Company) was formed under the laws of Nevada on November 12, 1992. The Company and its subsidiary have June 30 fiscal year-ends. The Company is a wholly owned subsidiary of Phoenix Leasing Incorporated (PLI), a California corporation, and was originally formed to serve as the general partner of Phoenix Leasing American Business Fund, L.P. (the Program), a California limited partnership.

         On December 14, 1992, the Company organized Phoenix Leasing Associates III, L.P., a California limited partnership (PLAIIILP) to replace the Company as the general partner in the Program. The limited partner of PLAIIILP is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of the Company, who also owns the parent company of PLI. As the general partner of the Program, PLAIIILP will earn the acquisition and management fees and receive the profits, losses and distributions which were to be allocated to the Company (Note 7). The Company is the general partner of PLAIIILP and as of June 30, 1998 and 1997 has a 62.5% ownership interest. This ownership interest is subject to change in accordance with the PLAIIILP Partnership Agreement. Profits and distributions attributable to acquisition fees paid to PLAIIILP by the Program are to be allocated in proportion to the partners' ownership interests. All other profits, losses and distributions shall be allocated to the Company. The balance sheets as of June 30, 1998 and 1997 are presented on a consolidated basis as discussed in Note 2.

Note 2.  Principles of Consolidation:

         The consolidated balance sheets as of June 30, 1998 and 1997 include the accounts of the Company and its subsidiary PLAIIILP. All significant intercompany accounts and transactions have been eliminated in consolidation. The minority interest in consolidated subsidiary represents the limited partner's interest in PLAIIILP.

         PLAIIILP will record its investment in the Program under the equity method of accounting. As general partner of PLAIIILP, the Company has complete authority in, and responsibility for, the overall management of the Program, which includes responsibility for supervising the Program's acquisition, leasing and remarketing activities, and its sale of equipment.

Note 3.  Use of Estimates:

         The preparation of consolidated balance sheets in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheets. Actual results could differ from those estimates.

Note 4.  Note Receivable from Affiliate:

         PLI, the sole shareholder of the Company, as of June 30, 1998 and 1997 has issued a demand promissory note to the Company totaling $1,562,243. The note provides that its principal amount automatically increases to five percent of the aggregate capital contributions to the Program by its limited partners. There are no restrictions or covenants associated with this note which would preclude the Company from receiving the principal or interest amounts under the terms of the note. The note bears interest at a rate equal to the lesser of ten percent or the prime rate as determined by Citibank, N.A., New York, New York,

               PHOENIX LEASING ASSOCIATES III, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                                  June 30, 1998


plus one percent. Interest is payable by PLI on the first business day of each calendar quarter. The principal amount is due and payable upon demand by the Company.

Note 5.  Income Taxes:

         The Company's income or loss for tax reporting purposes is included in the consolidated and combined tax returns filed by Phoenix American Incorporated
(PAI), an affiliated Nevada corporation. These returns are prepared on the accrual basis of accounting.

         Under "Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes", the Company computes taxes as if it was a stand alone company. The resulting tax liabilities of $66,810 and $55,858, as of June 30, 1998 and 1997, respectively, were transferred to PAI in accordance with a Tax Sharing Agreement between the Company and PAI.

Note 6.  Organization and Syndication Costs:

         Prior to the organization of PLAIIILP, the Company, on behalf of the Program, paid certain organization and syndication costs associated with the formation and initial equity raising of the Program. The Company funded these reimbursable costs through an advance from PLI. Beginning December 14, 1992, PLAIIILP began paying these reimbursable costs through advances from the Company. Any costs in excess of 15% of equity raised at the termination of the offering period will be paid by PLAIIILP through advances from the Company. The Company has funded these advances from PLI and earnings.

         On a consolidated basis, the Company has paid unreimbursed costs totaling $871,697, as of June 30, 1998. Management has determined that the 15% cap on total organization and syndication costs has been exceeded and the $871,697 was not reimbursed from the Program at the termination of the offering period. The Company does expect to recover the $871,697 over the remaining life of the Program through earnings and management fees. In order to match the offering expenses with the resulting earnings, the Company has elected to amortize the $871,697 excess organization and syndication costs on a straight line basis over the remaining life of the Program.

Note 7.  Compensation and Fees:

         PLAIIILP receives acquisition fees equal to four percent of the purchase price of assets acquired for financed by the Program in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of the Program's assets, and management fees equal to two percent of the Program's gross revenues in connection with managing the operations of the Program. In addition, PLAIIILP will receive an interest in the Program's profits, losses and distributions. Management fees of $79,000 and $27,637 and acquisition fees of $133,578 and $143,786 are included in Due from Phoenix Leasing American Business Fund, L.P. as of June 30, 1998 and 1997, respectively.

Note 8.  Related Parties:

         Phoenix Securities, Inc., an affiliate of the Company, received a fee for wholesaling activities performed in connection with the offering of the limited partnership units of the Program.

               PHOENIX LEASING ASSOCIATES III, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                                  June 30, 1998


         The Company has entered into an agreement with PLI, whereby PLI will provide management services to PLAIIILP in connection with the operation and administration of the Program. In consideration for the services and activities to be performed by PLI pursuant to this agreement, the Company shall pay PLI fees in an amount equal to: two percent of the Program's cumulative gross revenues plus the lesser of two and one half percent of the purchase price of equipment acquired by and financing provided to businesses by the Program or 100% of the net cash attributable to the acquisition fee which has been distributed to the Company plus 100% of all other net cash from operations of PLAIIILP. Management fees paid to PLI equal $635,581 and $759,338 for the years ended June 30, 1998 and 1997, respectively.

Note 9.  Commitments and Contingencies:

         On October 28, 1997 a Class Action Complaint was filed against Phoenix Leasing Incorporated, Phoenix Leasing Associates II L.P., Phoenix Leasing Associates III L.P., Phoenix Securities Inc. and Phoenix American Incorporated (the "Companies") in California Superior Court for the County of Sacramento by eleven individuals on behalf of investors in Phoenix Leasing Cash Distribution Funds I through V (the "Partnerships"). The Companies were served with the Complaint on December 9, 1997. The Complaint seeks declaratory and other relief including accounting, receivership, imposition of constructive trust and judicial dissolution and winding up of the Partnerships, and damages based on fraud, breach of fiduciary duty and breach of contract by the Companies as general partners of the Partnerships. Plaintiffs served an amended complaint on August 17, 1998. Discovery has not commenced. The Companies intend to vigorously defend the Complaint.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------


To the Partners of
Phoenix Leasing Associates III, L.P.:

We have audited the accompanying balance sheets of Phoenix Leasing Associates III, L.P. (a California limited partnership) as of June 30, 1998 and 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates III, L.P. as of June 30, 1998 and 1997, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

San Francisco, California
  September 9, 1998

                      PHOENIX LEASING ASSOCIATES III, L.P.

                                 BALANCE SHEETS

                                     ASSETS

                                                                             June 30,
                                                                          1998      1997
                                                                          ----      ----


Cash and cash equivalents ...........................................  $    412  $    646
Deferred organizational and syndication costs, net of amortization of
   $259,200 and $172,800 as of June 30, 1998 and 1997, respectively .   612,497   698,897
Investment in American Business Fund, L.P. ..........................    44,303    20,493
Due from Phoenix Leasing American Business Fund, L.P. ...............   212,578   171,423
                                                                       --------  --------

         Total Assets ...............................................  $869,790  $891,459
                                                                       ========  ========


                        LIABILITIES AND PARTNERS' CAPITAL

Liabilities:

   Accounts payable and accrued expenses ............................  $    365  $  2,399
   Due to General Partner ...........................................   841,844   810,221
                                                                       --------  --------

         Total Liabilities ..........................................   842,209   812,620
                                                                       --------  --------


Partners' Capital:

   General Partner (70 partnership units) ...........................       700       700
   Limited Partner (42 partnership units) ...........................    26,881    78,139

         Total Partners' Capital ....................................    27,581    78,839
                                                                       --------  --------

         Total Liabilities and Partners' Capital ....................  $869,790  $891,459
                                                                       ========  ========

      The accompanying notes are an integral part of these balance sheets.

                      PHOENIX LEASING ASSOCIATES III, L.P.

                           NOTES TO THE BALANCE SHEETS

                                  June 30, 1998


Note 1.  Organization:

        Phoenix Leasing Associates III, L.P., a California limited partnership (the Partnership), was formed under the laws of the State of California on December 14, 1992, to act as the general partner of Phoenix Leasing American Business Fund, L.P. (the Program), a California limited partnership. The Partnership has a June 30 fiscal year-end. The general partner of the Partnership is Phoenix Leasing Associates III, Inc. (PLAIII), a Nevada corporation and wholly owned subsidiary of Phoenix Leasing Incorporated, a California corporation. The limited partner of the Partnership is Lease
Management Associates, Inc., a Nevada corporation controlled by an officer of PLAIII, who owns the ultimate parent of PLAIII.

        The Partnership records its investment in the Program under the equity method of accounting. As general partner, the Partnership has complete authority in, and responsibility for, the overall management of the Program, which includes responsibility for supervising the Program's acquisition, leasing and remarketing activities, and its sale of equipment.

Note 2.  Income Taxes:

        The Partnership is not subject to federal and state income taxes on its income. Federal and state income tax regulations provide that items of income, gain, loss and deductions, credits and tax preference items of limited partnerships are reportable by the individual partners in their respective income tax returns. Accordingly, no liability for such taxes will be recorded on the Partnership's balance sheets.

Note 3.  Use of Estimates:

        The preparation of balance sheets in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets. Actual results could differ from those estimates.

Note 4.  Organization and Syndication Costs:

        The Partnership on behalf of the Program pays certain organization and syndication costs associated with the formation and initial equity raising of the Program. The Partnership funded these reimbursable costs primarily through advances from PLAIII. Any costs in excess of 15% of equity raised at the termination of the offering period will be paid by the Partnership. As of June 30, 1998 the Partnership has paid unreimbursed costs of $871,697. Management has determined that the 15% cap on total organization and syndication costs has been exceeded and that the $871,697 was not reimbursed from the Program at the termination of the offering period. The Company does expect to recover the $871,697 over the remaining life of the Program through earnings and management fees. In order to match the offering expenses with the resulting earnings, the Company has elected to amortize the $871,697 excess organization and syndication costs on a straight line basis over the remaining life of the Program.

                      PHOENIX LEASING ASSOCIATES III, L.P.

                           NOTES TO THE BALANCE SHEETS

                                  June 30, 1998


Note 5.  Compensation and Fees:

        The Partnership receives acquisition fees equal to four percent of the purchase price of assets acquired or financed by the Program in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of the Program's assets, and management fees equal to two percent of the Program's gross revenues in connection with managing the operations of the Program. In addition, the Partnership will receive an interest in the Program's profits, losses and distributions. Management fees of $79,000 and $27,637 and acquisition fees of $133,578 and $143,786 are included in Due from Phoenix Leasing American Business Fund, L.P. as of June 30, 1998 and 1997, respectively.

Note 6.  Allocation of Profits, Losses and Distributions:

        Profits and losses attributable to acquisition fees paid to the Partnership by the Program shall be allocated to the partners in proportion to their ownership interests. All other profits and losses shall be allocated to PLAIII. Distributions are made in accordance with the terms of the partnership agreement.

Note 7.  Related Parties:

        Phoenix Securities, Inc., an affiliate of the Partnership, received a fee for wholesaling activities performed in connection with the offering of the limited partnership units of the Program.

        PLAIII has entered into an agreement with Phoenix  Leasing  Incorporated
(PLI), whereby PLI will provide management services to the Partnership in connection with the operations and administration of the Program. In consideration for the services and activities to be performed by PLI pursuant to this agreement, PLAIII shall pay PLI fees in an amount equal to: two percent of the Program's cumulative gross revenues plus the lesser of two and one half percent of the purchase price of equipment acquired by and financing provided to businesses by the Program or 100% of the net cash attributable to the acquisition fee which has been distributed to PLAIII plus 100% of all other net cash from operations of the Partnership. Management fees paid to PLI equal $635,581 and $758,833 for the years ended June 30, 1998 and 1997, respectively.

Note 8.  Commitments and Contingencies:

        On October 28, 1997 a Class Action Complaint was filed against Phoenix Leasing Incorporated, Phoenix Leasing Associates II L.P., Phoenix Leasing Associates III L.P., Phoenix Securities Inc. and Phoenix American Incorporated (the "Companies") in California Superior Court for the County of Sacramento by eleven individuals on behalf of investors in Phoenix Leasing Cash Distribution Funds I through V (the "Partnerships"). The Companies were served with the Complaint on December 9, 1997. The Complaint seeks declaratory and other relief including accounting, receivership, imposition of constructive trust and judicial dissolution and winding up of the Partnerships, and damages based on fraud, breach of fiduciary duty and breach of contract by the Companies as general partners of the Partnerships. Plaintiffs served an amended complaint on August 17, 1998. Discovery has not commenced. The Companies intend to vigorously defend the Complaint.